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                                                                   EXHIBIT 10.13


                              SEPARATION AGREEMENT

        This Separation Agreement is made and entered into by and between ROGER
H. EIGSTI ("Eigsti") and SAFECO CORPORATION (the "Company"), as of the date written under the signature of Eigsti on the signature page of this Agreement.

                                    RECITALS

A. Eigsti is employed as Chairman and chief executive officer of the Company, and, pursuant to terms of this Agreement, resigns as a director and officer and retires as an employee, all effective December 31, 2000.

B. This Agreement sets forth the complete understanding between Eigsti and the Company regarding the commitments and obligations arising out of the termination of their employment relationship.

                                    AGREEMENT

1. Continued Employment.

        1.1 Employment Period. Under the terms and subject to the conditions of this Agreement, Eigsti's employment status with the Company shall continue through and including December 31, 2000. Eigsti will retire from employment with the Company effective December 31, 2000.

        1.2 Group Insurance Benefits Coverage. The Company shall continue to provide coverage under any group insurance benefits plan under which Eigsti and/or his dependents were covered on the date hereof, through and including December 31, 2000. Eigsti shall be responsible to pay any amounts chargeable as "employee premium contribution" amounts with respect to any such coverage. From and after December 31, 2000, Eigsti and/or his dependents shall be eligible for such benefits continuation or conversion coverage as may be available or required under the terms of the Company's benefits plans or policies, or as may be required under the group health plan provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985, as subsequently amended (COBRA), or other applicable federal or state law.

        1.3 Eligibility for Other Group Benefits. Eigsti shall continue to be eligible as an "employee" of the Company through December 31, 2000 for group benefits under the Company's employee benefit plans. Eigsti shall be eligible to participate in and shall receive contributions to the SAFECO Employees' Profit Sharing Retirement Plan, Savings Plan, and Cash Balance Plan, and for a Profit Sharing Bonus (based on an assumed annual salary of $900,000) as the same may be available to other employees of the Company

        1.4 Payment for Accrued Sick Leave and Vacation Units. The Company shall by December 31, 2000 pay Eigsti for any vested sick leave units and vacation pay accrued but unused



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at December 31, 2000, but only to the extent compensable under the Company's normal sick leave and vacation policies and procedures.

        1.5 Reimbursement for Expenses Incurred. The Company shall reimburse Eigsti for reasonable and necessary business expenses incurred by him on or before December 31, 2000, but not submitted for reimbursement at such date, to the extent reimbursable under the Company's normal expense reimbursement policies and procedures and submitted for payment by January 15, 2001.

        1.6 RSRs and Performance Stock Rights. Eigsti acknowledges and agrees that as a consequence of his retirement on December 31, 2000, any rights he may have under any grant of a restricted stock right ("RSR") or performance stock right award ("PSR Award") granted under the SAFECO Long-Term Incentive Plan of 1997 ("Plan") will expire, and he will not be entitled to any payment under any RSR or PSR Award after December 31, 2000.

        1.7 Stock Options. Eigsti acknowledges and agrees that as a consequence of his retirement on December 31, 2000, and pursuant to the terms of each stock option for SAFECO Corporation common stock ("Stock Option") that has been granted to him under either the SAFECO Incentive Plan of 1987 or the Plan, other than the Stock Options granted to him in May 1998 and May 1999 whose terms have been set pursuant to Section 3.1, he will have through March 31, 2001, to exercise each Stock Option and after that date he will lose all rights under each Stock Option.

2. Payments. As compensation to Eigsti, and in consideration of his retirement as an employee and resignation as a director and officer of the Company and his release granted herein, the Company agrees to pay a total sum of $2,700,000, plus an amount equal to 17,022 multiplied by the closing price of SAFECO Corporation common stock as reported on NASDAQ on December 29, 2000 ("Calculated Payment"). This payment shall be allocated and paid as follows:

        2.1 Release Payment. $1,200,000 shall be allocated as consideration for Eigsti's release of claims as set forth in section 5 of this Agreement (the "Release Payment"). Eigsti and the Company agree that $200,000 of the Release Payment represents liquidated damages for potential wage-related claims and shall be subject to withholding and deduction for payroll taxes and other deductions as are required by federal and state law. Eigsti and the Company agree that $1,000,000 of the Release Payment represents liquidated damages for other potential claims being released and does not constitute wages or a wage substitute and that the Company will not make payroll deductions or wage withholding from that amount. The Release Payment shall be made January 15, 2001 in the form of three checks, one payable to Eigsti in the amount of $200,000 less the applicable withholding and deduction for payroll taxes, one payable to Eigsti in the amount of $720,000 (72% of $ $1,000,000 of the Release Payment) and one payable to the Internal Revenue Service on behalf of Eigsti in the amount of $280,000 (28% of $1,000,000 of the Release Payment).



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        2.2 Non-Compete, Non-Solicitation and Non-Disparagement Payments. In
consideration of the promise made by Eigsti not to compete in Section 7.1, the Company will pay Eigsti $1,000,000 on September 1, 2001. In consideration of the promises made by Eigsti not to solicit employees and not to disparage the Company in Sections 7.2 and 7.3, the Company will pay Eigsti $500,000 on September 1, 2002, and the Calculated Payment on December 29, 2000, respectively. Each of the 2001 and 2002 payments shall be made in the form of two checks, one payable to Eigsti in the amount of 72% of the specified payment and the second payable to the Internal Revenue Service on behalf of Eigsti in the amount of 28% of the specified payment. Eigsti has previously elected to defer payment of the Calculated Payment under the SAFECO Deferred Compensation Plan for Executives.

        2.3 Payments in Case of Death. Should Eigsti die after his execution of this Agreement but before one or more of the payments described under Sections
2.1 or 2.2 have been made, then, so long as Eigsti has not made any claim described in Section 5 of this Agreement against the Company or any of its affiliates, employees, officers or directors, or otherwise violated the terms of this Agreement, Eigsti's right to receive the payments described in Sections 2.1 and 2.2 and his right to the ownership of the membership and automobile described in Sections 3.2 and 3.3 shall pass to his estate, i.e., to the person or persons to whom such rights pass by will or under applicable laws of descent and distribution.

3. Further Consideration. As further consideration to Eigsti for the release granted under Section 5 of this Agreement, the Company, at no cost to Eigsti, will do the following:

        3.1 SAFECO Stock Option Term. Contingent upon Eigsti's execution of this Agreement and the expiration of the revocation period described in Section 13.3, SAFECO Corporation through the Compensation Committee of its Board of Directors has agreed to amend those SAFECO Corporation stock options previously granted to Eigsti in May 1998 and May 1999 to provide that the term of each shall expire on December 31, 2003, the third anniversary of Eigsti's resignation, to amend each of those options to accelerate the vesting of any unvested shares to October 3, 2000, and to amend the April 1997 stock options to accelerate the vesting of any unvested shares to August 2, 2000. Eigsti acknowledges that as a consequence of setting the term of the May 1998 and May 1999 stock options none of them will qualify for preferential income tax treatment as an incentive stock option under the Internal Revenue Code.

        3.2 Transfer of Ownership.

                3.2.1 Broadmoor Country Club. The Company agrees to transfer to Eigsti by December 31, 2000 the ownership of the membership in the Broadmoor Country Club that Eigsti has used.

                3.2.2 Automobile. The Company agrees to transfer to Eigsti by December 31, 2000 the ownership of the Lexus automobile that Eigsti has used.



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                3.2.3 Liability for Taxes. Eigsti acknowledges that the
        transfers of ownership under Sections 3.2.1 and 3.2.2 will constitute income to him and that he is responsible for the payment of any federal income tax and any other taxes due upon transfer.

        3.3 Attorney's Fees. The Company agrees to pay up to $5,000 of the attorney's fees incurred by Eigsti for a review of this Agreement.

        3.4 Tax Consultation. The Company agrees to pay up to $5,000 of the tax consultation fees incurred by Eigsti for a review of matters raised by the payments contemplated by this Agreement.

        3.5 Desert Island Condominium. The Company agrees that at mutually agreeable dates during 2001 and for periods of time in the aggregate not to exceed four weeks Eigsti may use without charge one of the Desert Island Condominiums owned by SAFECO Properties and have the use of one of the golf memberships at Desert Island Country Club during such time; provided, however, that all food, drink, cart rental and merchandise purchases shall be paid for by Eigsti.

4. Retirement and Resignation.

        4.1 Retirement and Resignation. In consideration of the payments and other compensation described above, Eigsti notifies the Company of his retirement as an employee of the Company effective December 31, 2000 and tenders his resignation as a director and officer of the Company effective December 31, 2000.

        4.2 No Authority To Act. From and after December 31, 2000, Eigsti shall have no further authority to bind the Company to any contract or agreement or to act on behalf of the Company, and the Company shall have no obligation to reimburse Eigsti for any expenses incurred by him on or after December 31, 2000, except as expressly stated in this Agreement.

        4.3 Return of Materials; Transfer of Memberships. By January 31, 2001, Eigsti shall return all devices or materials owned by the Company and used by him in the course of his employment and shall transfer to the Company or cooperate with the Company in the transfer of membership in the Columbia Tower Club and sell the membership in the Central Park Tennis Club and transfer the proceeds to the Company.

5. Release and Settlement.

        5.1 Release Payment. For the purposes of this Agreement "Release Payment" means the payment by the Company of the amounts referenced in Section 2.1.

        5.2 Release. In consideration of the Company's delivery of the Release Payment to Eigsti under the terms of this Agreement, Eigsti hereby releases the Company and its affiliated companies, and the employees, agents, officers, directors and shareholders of any of them, from all claims, demands, actions or causes of action of any kind or nature whatsoever which Eigsti



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may now have or may ever have had against any of them, whether such claims are known or unknown, and including but not limited to the Claims described in
Section 5.3. However, nothing in this Separation Agreement shall create or imply any waiver by Eigsti (i) with respect to his entitlement to compensation for vested retirement benefits or deferred compensation, in accordance with the terms and conditions of the Company's employee benefit plans, or (ii) of any claims with respect to any breach by the Company of its obligations under this Agreement.

        5.3 The Claims. For the purposes of this Agreement, "Claims" shall mean and include claims with respect to any of the following: (i) breach of contract;
(ii) discrimination, retaliation, or constructive or wrongful discharge; (iii) lost wages, lost employee benefits, physical and personal injury, stress, mental distress, or impaired reputation; (iv) claims arising under the Age Discrimination in Employment Act ("ADEA"), Title VII of the Civil Rights Act, the Equal Pay Act, or any other federal, state or local laws or regulations prohibiting employment discrimination; (v) attorneys' fees; and (vi) any other claim arising from or relating to Eigsti's employment with the Company and/or his separation from service, including claims with respect to the Severance Agreement dated May 5, 1999 between Eigsti and the Company, which the parties agree is terminated by mutual consent as of the date of the expiration of the revocation period described in Section 13.3.

        5.4 Consideration for Release. The Company represents, and Eigsti acknowledges, that the Release Payment and the further consideration described in Section 3 exceed any amount the Company may arguably be required to pay under any agreement or arrangement to which Eigsti is a party or under which he claims some benefit, or under the standard policies and procedures of the Company, and represents valuable consideration to him for the release of his ADEA and other claims described above.

6. Confidential Information.

        6.1 Confidential Information. Eigsti recognizes that by virtue of his employment by the Company, Eigsti has acquired certain non-public information with respect to the Company, and its operations (the "Confidential Information"). Eigsti recognizes and acknowledges that the Confidential Information constitutes valuable, special and unique assets of the Company, access to and knowledge of which were essential to the performance of Eigsti's duties during his employment.

        6.2 Non-Disclosure. Eigsti agrees to hold the Confidential Information in trust and confidence. Eigsti agrees not to (i) directly or indirectly make use of the Confidential Information, (ii) reveal any Confidential Information to any other party, or (iii) divulge or use any Confidential Information for any purpose other than for the benefit of the Company, except and to the extent Eigsti may be required to disclose by lawful order or process of a court (in which event Eigsti will provide reasonable advance notice of such disclosure to the Company and will cooperate with the Company's efforts to obtain protective treatment for such information).



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        6.3 Materials. Unless the Company otherwise agrees, Eigsti shall not remove from the Company's premises or possession any documents, compilations of data or other files or records of any nature, or any copy or reproduction thereof, that contain Confidential Information or that belong to the Company.

7. No Competing Employment; No Solicitation of Employees.

        7.1 No Competing Employment. Eigsti agrees that until January 1, 2002, Eigsti shall not work for or consult with any company that competes with the Company or its affiliates in the insurance business without the prior written consent of the Company.

        7.2 No Solicitation of Employees. Eigsti agrees that until January 1, 2003, Eigsti shall not solicit, directly or indirectly, any employee of the Company or its affiliates to leave such employment and/or to become an employee, officer or consultant of or to any other enterprise.

        7.3 Non-Disparagement. Eigsti agrees not to criticize, disparage, or make negative comments about the Company, its affiliates, or any of its or their directors, officers or employees. This Section 7.3 shall not be construed to prohibit Eigsti from responding truthfully to any court or regulatory body or to responding truthfully under oath in compliance with a subpoena or other legal process.

8. No Admission. Eigsti understands and acknowledges that neither the Release Payment nor the execution and delivery of this Agreement by the Company constitutes an admission by the Company to (i) any breach of an agreement with Eigsti, (ii) any violation of a federal, state or local statute, regulation or ordinance, or (iii) any other wrongdoing.

9. Legal Action.

        9.1 No Action on Released Claims. Eigsti agrees not to sue or pursue any court or administrative action against the Company, or any of its employees, agents, officers, directors or shareholders, regarding any claims released herein or otherwise arising from Eigsti's employment with the Company or his separation from service, except with respect to any breach by the Company of its obligations under this Agreement.

        9.2 Liability for Defense Costs. If, notwithstanding this Agreement, Eigsti should file any lawsuit or other proceeding based on legal claims that Eigsti has released herein, Eigsti agrees that he will pay or reimburse the Company for all reasonable costs which it, or its employees, agents, officers or directors, incur in defending against Eigsti's claims. This Section shall not apply to any claimed breach by the Company of any of the terms or conditions of this Agreement.



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10. Arbitration.

        10.1 Notice and Selection of Arbitrator. The parties agree that any dispute arising under this Agreement, other than an action at law or in equity by the Company to seek damages for or to seek injunctive relief against Eigsti for a violation of any provision of Sections 3.2, 6 or 7, shall be submitted to arbitration in Seattle, Washington, before a disinterested arbitrator. Arbitration shall be commenced by service on the other party to the dispute by a written request for arbitration, containing a brief description of the matter at issue and the names and addresses of three arbitrators acceptable to the petitioner. The other party shall within thirty (30) days following receipt of such notice either select one of the proposed arbitrators or provide the names and addresses of three other arbitrators acceptable to the proposing party. If the parties are unable to select an arbitrator from those proposed, or, if they are unable to select a third arbitrator, an arbitrator shall be chosen impartially by the American Arbitration Association.

        10.2 Rules of Proceeding. Arbitration proceedings shall be conducted under the employment rules then prevailing of the American Arbitration Association. The arbitrator shall not be bound to any formal rules of evidence or procedure, and may consider such matters as a reasonable business person would take into account in decision-making.

        10.3 Decision Final and Binding. The decision of the arbitrator shall be final and binding on the parties, and may be entered and enforced in any court of competent jurisdiction.

        10.4 Expenses. Each party shall share equally the expenses of the arbitrator and other arbitration expenses. Attorney fees, witness fees and other expenses incurred by a party in preparing for the arbitration are not "arbitration expenses" and shall be paid by the party incurring them.

11. Confidentiality.

        11.1 Terms of Agreement. Eigsti and the Company agree that neither of them shall reveal or publicize the existence of this Agreement or its terms, including but not limited to the amount of the Release Payment, except under compulsion of law and as required under the rules and regulations of the Securities and Exchange Commission ("SEC"). Eigsti acknowledges that a copy of this Agreement will be filed as an exhibit to a filing made by the Company with the SEC and that a description of compensation paid or to be paid to him under this Agreement will be included in the Company's proxy statement. Further, the parties agree that they shall not discuss with or make to the public at large or to any individual person or persons any statements about this Agreement, or matters relating to its terms. Notwithstanding the provisions of this Section 10.1, the parties may discuss the existence and terms of this Agreement with their respective attorneys, accountants and financial advisors to the extent necessary to obtain counsel and advice therefrom. Eigsti may also discuss the existence and terms of this Agreement with his spouse after obtaining her agreement to be bound by this confidentiality provision.



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        11.2 Announcement Concerning Separation from Service. Eigsti and the
Company shall discuss and coordinate with respect to any public announcement, or any internal or private announcement, concerning the severance of their employment relationship.

        11.3 Employment References. In the event a prospective employer contacts the Company for an employment reference with respect to Eigsti, the Company shall not provide any information relating to Eigsti or his employment history or performance with the Company except for such information Eigsti authorizes the Company in writing from time to time to release in response to such inquiries.

12. Costs. Except for the Company's agreement to pay for Eigsti's attorney's fees and tax consultation as stated and limited in Sections 3.3 and 3.4, respectively, each party shall bear its own costs and expenses incurred in connection with the negotiation of this Agreement and the preparation of this Agreement.

13. Acknowledgment.

        13.1 Informed Agreement. Eigsti declares that he has read and fully understands the terms of this Agreement, and its significance and consequence. Eigsti further declares that this Agreement is the product of good faith negotiations between himself and the Company, and that he voluntarily accepts the same for the purpose of resolving arrangements with respect to his separation from service. Eigsti understands and acknowledges that, except as specifically reserved herein, in exchange for the Release Payment he is waiving and giving up every possible claim arising out of his employment with the Company and/or his separation from service.

        13.2 Attorney. Eigsti acknowledges that the Company has advised him to review the terms of this Agreement with an attorney and that he has done so.

        13.3 Review and Revocation Periods. Eigsti acknowledges that the Company has given him at least 21 days during which to consider this Agreement prior to signing, and understands that he has seven days after signing in which he may revoke this Agreement. This Agreement shall not become effective or enforceable until such seven-day period has expired. Eigsti understands that he may revoke this Agreement by delivering a written notice to Allie Mysliwy at SAFECO Plaza, Seattle, WA 98185, no later than the close of business on the seventh day after his execution hereof. Eigsti understands and acknowledges that if he revokes this Agreement it shall not be effective or enforceable and he will not receive the payments described herein.

14. Entire Agreement. This is the entire agreement between Eigsti and the Company. Neither the Company nor any affiliate has made any promises to Eigsti other than those included within this Agreement.



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15. Governing Law. The parties acknowledge that this Agreement shall be interpreted under and enforced by and consistent with the laws of the State of Washington.




                                       SAFECO CORPORATION


_____________________                  By_____________________
ROGER H. EIGSTI                          Robert S. Cline
                                         Chair, Compensation Committee

Dated:________________                 Dated:__________________



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